Neoleukin Therapeutics Announces Second Quarter 2021 Financial Results & Provides Corporate Update

SEATTLE, Washington, August 5, 2021 – Neoleukin Therapeutics, Inc., “Neoleukin” (NASDAQ:NLTX), a biopharmaceutical company utilizing sophisticated computational methods to design de novo protein therapeutics, today announced financial results for the second quarter ended June 30, 2021 and provided a midyear corporate update.
“Our progression to a clinical stage company is a significant milestone, and we remain focused on execution of our clinical development strategy and pipeline expansion as we advance and explore the potential of our de novo protein technology platform,” said Jonathan Drachman, M.D., Chief Executive Officer of Neoleukin.
Recent Updates
NL-201
NL-201 is Neoleukin's lead de novo protein therapeutic candidate, designed to mimic the therapeutic activity of natural cytokines IL-2 and IL-15, while potentially reducing the toxicities associated with high-dose IL-2.
In May 2021, Neoleukin announced dosing of the first patient in a Phase 1 trial of NL-201. The Phase 1 study, underway at clinical sites in the U.S. and Australia, is enrolling patients with advanced, relapsed, or refractory solid tumors. Patients will receive NL-201 as intravenous monotherapy to assess safety, pharmacokinetics, pharmacodynamics, immunogenicity, and antitumor activity. While certain factors, including COVID-19, have had an impact on site activation for our Phase 1 trial of NL-201, we are accelerating site start-up activities to increase the pace of enrollment. Interim data from the ongoing systemic Phase 1 trial of NL-201 is currently anticipated in 2022.
In addition, Neoleukin is assessing plans for a local administration study of NL-201 while prioritizing the NL-201 systemic trial. Management will update timing for future trials as appropriate.

NL-CVX1
NL-CVX1 is a de novo protein that binds to the spike protein of SARS-CoV-2, the virus that causes COVID-19 and blocks infection of human cells. The design and characterization of NL-CVX1 in under three months underscores the speed and versatility of Neoleukin's de novo protein platform.
In June 2021, in response to the evolving COVID-19 therapeutic landscape, including the widespread availability of effective vaccines, Neoleukin suspended plans to advance this research program into clinical trials.
Other Research Updates
Neoleukin has multiple research projects underway evaluating the applications of de novo protein technology to develop agonists and antagonists of immune pathways. Neoleukin currently plans to discuss its de novo protein pipeline during the second half of 2021.
Summary of Financial Results
Cash Position: Cash and cash equivalents totaled $164.2 million as of June 30, 2021, compared to $192.6 million as of December 31, 2020.
Based upon current internal infrastructure and pipeline initiatives, Neoleukin believes it has sufficient cash to fund operations into 2023.
R&D Expenses: Research and development expenses for the second quarter of 2021 increased to $9.8 million from $4.8 million for the second quarter of 2020. The increase was primarily due to increased expenses incurred from IND-enabling and clinical trial activities related to Neoleukin's lead product candidate, NL-201, and in connection with the advancement of other Neoleukin technologies.
G&A Expenses: General and administrative expenses for the second quarter of 2021 increased to $5.3 million from $4.9 million for the second quarter of 2020. The increase in general and administrative expenses was primarily due to increases in personnel-related costs as Neoleukin continues to grow its operations. The increase was partially offset by higher costs incurred in the second quarter of 2020 associated with the termination of its Vancouver, Canada office lease.
Net Loss: Net loss for the second quarter of 2021 was $15.1 million compared to a net loss of $9.7 million in the second quarter of 2020.
About Neoleukin Therapeutics, Inc.
Neoleukin is a biopharmaceutical company creating next generation immunotherapies for cancer, inflammation and autoimmunity using de novo protein design technology. Neoleukin uses sophisticated computational methods to design proteins that demonstrate specific pharmaceutical properties that provide potentially superior therapeutic benefit over native proteins. Neoleukin’s lead product candidate, NL-201, is a combined IL-2 and IL-15 agonist designed to improve tolerability and activity by eliminating the alpha receptor binding interface. For more information, please visit the Neoleukin website: www.neoleukin.com.

Safe Harbor / Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the therapeutic properties and potential of the company’s de novo protein design technology, the results of the clinical trial for NL-201, expectations regarding cash forecasts, and planned clinical and development activities and timelines. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are subject to numerous risks and uncertainties, including risks and uncertainties related to the company’s cash forecasts, the company’s ability to advance its product candidates, the receipt and timing of potential regulatory submissions, designations, approvals and commercialization of product candidates, the timing and results of preclinical and clinical trials, the timing of announcements and updates relating to the company’s clinical trials and related data market conditions and further impacts of COVID-19, that could cause actual results to differ materially from what Neoleukin expects. Further information on potential risk factors that could affect Neoleukin’s business and its financial results are detailed under the heading “Risk Factors” in documents the company files from time to time with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. Neoleukin undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts:

Media
Julie Rathbun
206-769-9219
jrathbun@neoleukin.com

Investors
Solebury Trout
Alexandra Roy
617-221-9197
aroy@soleburytrout.com

NEOLEUKIN THERAPEUTICS, INC.
Condensed consolidated balance sheet data
(In thousands of U.S. dollars)

	June 30,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$164,235	$192,556
Other current assets	3,261	1,966
Non-current assets	19,527	15,997
Total assets	$187,023	$210,519
Liabilities
Current liabilities	$7,584	$7,889
Non-current liabilities	12,368	11,414
Total liabilities	19,952	19,303
Stockholders' equity	167,071	191,216
Total liabilities and stockholders' equity	$187,023	$210,519

NEOLEUKIN THERAPEUTICS, INC.
Condensed consolidated statements of operations
(In thousands of U.S. dollars, except per share and share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating expenses
Research and development	$9,824	$4,843	$19,506	$10,341
General and administrative	5,300	4,926	10,566	8,499
Total operating expenses	15,124	9,769	30,072	18,840
Other income (loss), net	(5)	23	(7)	452
Net loss	$(15,129)	$(9,746)	$(30,079)	$(18,388)
Net loss per common stock – basic and diluted	$(0.27)	$(0.20)	$(0.55)	$(0.37)
Basic and diluted weighted average common shares outstanding	55,026,404	49,392,533	54,985,639	49,280,492